   As filed with the Securities and Exchange Commission on September 9, 1996
                                                     Registration No. 333-11381
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549
                                   ________________
                                  AMENDMENT NO. 1 TO
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933

                   NATIONAL MEDICAL FINANCIAL SERVICES CORPORATION
                (Exact name of registrant as specified in its charter)

                    NEVADA                       25-1741216

(State or other jurisdiction of    (I.R.S. Employer Identification No.)
Incorporation or organization)

                                   1315 GREG STREET
                                      SUITE 103
                                SPARKS, NEVADA  89431
                                    (702) 356-2315
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)


                                 ALAN H.L. CARR-LOCKE
                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   1315 GREG STREET
                                      SUITE 103
                                SPARKS, NEVADA  89431
                                    (702) 356-2315
              (Name, address, including zip code, and telephone number,
                     including area code, of agent for services)

                                      Copies to:
                                JUSTIN P. KLEIN, ESQ.
                               GERALD J. GUARCINI, ESQ.
                          BALLARD SPAHR ANDREWS & INGERSOLL
                            1735 MARKET STREET, 51ST FLOOR
                          PHILADELPHIA, PENNSYLVANIA  19103
                                    (215) 665-8500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 1996

PROSPECTUS




                                   4,520,667 SHARES

                   NATIONAL MEDICAL FINANCIAL SERVICES CORPORATION

                                     COMMON STOCK


         This Prospectus relates to 4,520,667 shares of common stock, par value $.01 per share ("Common Stock") of National Medical Financial Services Corporation, a Nevada corporation (the "Company"), which may be offered for sale from time to time by certain of the Company's stockholders (the "Selling Stockholders,") or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions at varying prices determined at the time of sale or at negotiated prices. See "Plan of Distribution". The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

         The Common Stock is quoted on the Nasdaq National Market under the symbol "NMFS". On September 5, 1996, the last reported sale price of the Common Stock as reported by Nasdaq was $9.50 per share.


                                  _________________


           PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE DISCUSSION CAPTIONED "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.



            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
             SECURITIES AND EXCHANGE COMMISSION  OR  ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                       ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                        ANY REPRESENTATION TO THE CONTRARY IS
                                 A CRIMINAL OFFENSE.




                    THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 1996

                                AVAILABLE INFORMATION

         The Company is a reporting company subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market System. Such reports, proxy and information statements and other information can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed by the Company, are hereby incorporated herein by reference:

         (a) The Company's annual report for the fiscal year ended December 31, 1995 filed on Form 10-KSB, as amended by Form 10-KSB/A;

         (b) The Company's quarterly reports for the period ended March 31, 1996, and June 30, 1996, each filed on Form 10-QSB;

         (c)  The Company's current report dated February 13, 1996 on Form 8-K;
              and

         (d) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

         All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written and oral requests should be directed to Robert W. Horner, Jr., Secretary, National Medical Financial Services Corporation, 1315 Greg Street, Suite 103, Sparks, Nevada 89431, (702) 356-2315.

                                     THE COMPANY

    National Medical Financial Services Corporation (the "Company") markets billing, collection and accounts receivable management services, as well as certain accounting services, to medical providers such as hospital-based and office-based physicians, free-standing medical providers and hospital-affiliated entities (collectively, "Medical Service Providers"). The Company also acquires from other entities contracts to provide such services to Medical Service Providers and may in the future acquire entities which provide such services. The Company subcontracts for the performance of these services with an entity which is owned and controlled by the Company's Chairman and principal stockholder. The Company plans to expand its client base through its marketing program and through the acquisition of contracts to provide billing, collection and accounts receivable management services, as well as certain accounting services, to Medical Service Providers. The Company was formed initially as a vehicle for the outsourcing of billing, collection and accounts receivable management services, as well as certain accounting services, which were performed internally by over 40 Medical Service Providers which are owned, controlled by, or affiliated with the Company's Chairman and principal stockholder. These providers rendered services generating approximately $50 million in collections for the providers during the year prior to the Company's formation.

    The Company believes that there is a substantial and growing demand for the types of services it markets and the types of services provided by its target acquisitions. Continued cost pressures in the healthcare industry and the increasing level of sophistication necessary to provide such services make it significantly more difficult for Medical Service Providers to perform these services for themselves in an accurate, efficient and cost-effective manner.
The Company currently provides, through a subcontractor, services to over 110 Medical Service Providers specializing in providing out-patient radiation oncology and medical oncology services, as well as to nursing homes, emergency room and out-patient surgery centers located in twelve states, a substantial percentage of which are owned or controlled by, or affiliated with, the Company's Chairman and principal stockholder. See "RISK FACTORS -- Dependence on Related Parties; Risk of Cancellation." The Company intends to use substantially all of the proceeds of its initial public offering to expand its client base to include unaffiliated entities. In pursuing this goal, the Company expects to draw upon the extensive healthcare and acquisition experience of its management to identify and develop new business opportunities, including the expansion of its client base through the acquisition of client contracts from other businesses that provide services similar to those marketed by the Company and the acquisition of entities which provide such services.

    The Company's goal is to become a leader in its industry by marketing value-added services to Medical Service Providers and by acquiring contracts to provide such services. The Company's services allow its clients to concentrate on providing medical care, while at the same time maintaining revenue and cash flows and reducing administrative costs. The Company believes that many acquisition opportunities are available at reasonable prices, as many of these companies lack the expertise, personnel and technological resources necessary to compete in an increasingly complex and regulated environment. The Company also believes that, because of certain economies and efficiencies it creates through acquisitions, it is able to offer attractive prices to such candidates while maintaining attractive valuations for the Company.

    Services are provided to the Company's clients through subcontracting arrangements with Russell Data Services, Inc., a Nevada corporation ("Russell Data"), which is owned by the Company's Chairman and principal stockholder. Russell Data has subcontracted with other foreign and domestic entities, some of which are owned or controlled by the Company's Chairman and principal stockholder. The Company has entered into a non-exclusive ten-year contract with Russell Data to provide all such billing, collection and accounts receivable management services, as well as certain accounting services, for a fee of 70 percent of net revenues received by the Company for services provided by Russell Data. See "RISK FACTORS -- Dependence on Related Subcontractor." In August 1996, the contract with Russell Data was amended to modify the payment structure with respect to new contracts entered into between the Company and entities not affiliated with principals of Russell Data. The Company believes that the terms of its contract with Russell
Data will permit it to generate a consistent and stable level of net revenues and profitability. Furthermore, the Company's practice of subcontracting the performance of these services will allow it to focus on acquiring, implementing, managing and pursuing the creative development of new clients.

    The Company was incorporated in Nevada in August 1994. The executive offices of the Company are located at 1315 Greg Street, Suite 103, Sparks, Nevada 89431. The telephone number of the Company is (702) 356-2315.


                IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

    Some of the information presented in this report constitutes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of the Company's marketing and acquisition activities and its results of operations will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, among others, uncertainty of whether the Company's marketing activities will result in an expansion of its client base or lead to additional acquisitions of contracts and entities, uncertainties related to the demand for the services provided by the Company, uncertainties related to state and federal governmental regulation of the Company's business, and the uncertainty of whether the combination of operating cash flows and the proceeds of the Company's initial public offering (the "IPO") will be sufficient to fund its growth and operations over the next twelve months. Specific reference is made to the risks and uncertainties described in "RISK FACTORS" herein.

                                     RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

CONFLICTS OF INTEREST

    A substantial percentage of the Company's net revenues are currently generated by contracts with entities which are owned or controlled by the Company's Chairman and principal stockholder. In addition, all of the services performed by the Company have been subcontracted to an entity which is owned and controlled by the Company's Chairman and principal stockholder. The terms of these contracts and subcontracts have not been negotiated on an arm's length basis and may not be on terms as favorable to the Company as those which could have been obtained from third parties. It is expected that the terms of contracts into which the Company will enter into with related parties in the future also will not be negotiated on an arm's length basis and may not be on terms as favorable to the Company as those which could have been obtained from third parties.

LIMITED OPERATING HISTORY

    The Company was organized in August 1994 and has had only limited operations to date. Accordingly, the Company is subject to the risks inherent in the operation of a new enterprise such as the complications, delays and resulting expenses encountered in establishing a new business and the uncertainties of developing and marketing new services.

DEPENDENCE ON RELATED SUBCONTRACTOR

    The Company intends to provide substantially all of its services to Medical Service Providers through a contractual arrangement with Russell
Data, a company which is owned and controlled by the Company's Chairman and principal stockholder. The Company's current contracts with Medical Service Providers and those contracts into which it intends to enter in the future will be performed by Russell Data or other contractors or subcontractors. Accordingly, the Company's success is largely dependent upon the ability of Russell Data to continue to operate in accordance with its contractual relationship with the Company. The Company has contracted with Russell Data to provide to the Company, on a non-exclusive basis, certain specified accounting, billing and collection services for a fee of 70 percent of net revenues received by the Company for services billed by Russell Data. In
August 1996, the contract with Russell Data was amended to modify the payment structure with respect to new contracts entered into between the Company and entities not affiliated with principals of Russell Data. The contract is for a term of ten years and expires on September 30, 2004. Under the terms of the contract, the Company is permitted to contract with providers of services other than Russell Data and Russell Data is permitted to provide its services to companies other than the Company. Russell Data subcontracts some of these services to other foreign and domestic corporations, some of which are owned or controlled by the Company's Chairman and principal stockholder. There can be no assurance that Russell Data will be able to continue to operate in accordance with its contractual relationship with the Company, or that Russell Data will have the resources to be able to accommodate the Company's intended growth. In addition, in the event that Russell Data were to cease operating, there can be no assurance that the Company would be able to obtain the services provided by Russell Data from other parties, or that such services if obtained will be on terms and conditions similar to those with Russell Data. The inability to obtain such services on similar terms would have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE ON RELATED PARTIES; RISK OF CANCELLATION

    A substantial percentage of the Company's net revenues are currently generated by contracts with entities which are owned or controlled by the Company's Chairman and principal stockholder and, accordingly, the Company's success is dependent upon the continued existence and profitability of such entities. While the contracts with these entities contain certain provisions which require the entity to pay to the Company a transition consulting fee in the event that the contract is cancelled, the inability of the Company to replace the revenue generated from these contracts would have a material adverse effect on the Company's financial condition and results of operations.

    The Company's success is also dependent upon its ability to obtain new clients, which the Company expects to achieve through the marketing efforts of its management team and through the acquisition of contracts from other entities currently providing services similar to those marketed by the Company. There can be no assurance that the Company will be able to obtain new contracts or that such contracts, if obtained, will be on terms favorable to the Company.

DEPENDENCE ON ACQUISITIONS

    The Company's success is largely dependent upon its ability to identify and consummate acquisitions of contracts. The Company has completed several acquisitions of contracts since its inception. There can be no assurance that the Company will be able to identify additional acquisitions or that such acquisitions, if identified, will be consummated on terms favorable to the Company and in a timely manner to the extent necessary to fulfill its expansion plans, if at all. Even if such acquisitions are completed, there can be no assurance that the contracts are freely assignable to the Company or, if the contracts are assignable to the Company only upon consent of the client, whether such consent will be obtained. A substantial portion of the Company's capital resources could be used for these acquisitions. Consequently, the Company may require additional debt or equity financing for future acquisitions, which additional financing may not be available on terms favorable to the Company, if at all. The failure to complete acquisitions and continue its expansion could have a material adverse effect on the Company's financial performance. As the Company proceeds with its acquisition strategy, the Company will continue to encounter the risks associated with the integration of acquisitions described below.

INTEGRATION OF ACQUISITIONS

    An important part of the Company's planned expansion is to integrate its acquisitions into the Company's operations. There can be no assurance that the Company will be able to integrate such acquisitions in a timely manner without substantial costs, delays or other problems. Once integrated, these acquisitions may not achieve sales, profitability and productivity commensurate with the Company's existing operations or the historical performance of the acquisition target. In addition, acquisitions involve a number of special risks, including adverse short-term effects on the Company's reported operating results, the diversion of management's attention, the dependence on retention, hiring and training of key personnel and risks associated with unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on the Company's operations and financial performance.


UNCERTAINTY OF FUTURE ACQUISITIONS; BROAD DISCRETION IN USE OF PROCEEDS FROM INITIAL PUBLIC OFFERING

    The Company has allocated substantially all of the net proceeds from the IPO for the purpose of unspecified acquisitions of contracts and businesses, which acquisitions are expected to be completed using a combination of cash and Common Stock of the Company and may involve the issuance of promissory notes of the Company. The Company has completed several acquisitions of contacts since its inception. There can be no assurance that any such transactions will occur or, if consummated, that such transactions will prove to be beneficial to the Company. Furthermore, under Nevada law, transactions of this nature do not require stockholder approval except when accomplished through a merger or consolidation involving the Company. Accordingly, stockholders of the Company will not have the opportunity to review potential acquisitions and must rely to a large degree upon the judgments of the management of the Company in the use of the proceeds from the IPO for acquisitions of businesses and the rights to revenues under contracts.

HEALTHCARE REFORM; CERTAIN INDUSTRY INITIATIVES

    In late 1993, President Clinton submitted to Congress proposed comprehensive healthcare reform legislation. Several other comprehensive reform proposals have been and are expected to be introduced in Congress. Healthcare reform legislation also is pending in several states, and certain states have adopted healthcare reform legislation. Among the proposals being considered by Congress are cost controls on healthcare providers, insurance market reform to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens. Key elements in the President's proposal include various insurance market reforms, the requirement that businesses provide health insurance coverage for their full-time and part-time employees, significant reductions in future Medicare and Medicaid payments to providers, certain standardized claims processing forms and procedures and stringent government cost controls that would directly control insurance premiums and may indirectly affect the fees of healthcare providers. Certain aspects of the President's proposal, such as improved and standardized claims processing forms and limitations on fee-for-service health plans, if successfully developed and adopted, could adversely affect prices paid by Medical Service Providers for the billing and collection services provided by the Company. Further, the increased trend toward capitated contracts could have an adverse impact on the demand for the services marketed by the Company. It is not possible at this time to predict what, if any, reforms will be adopted by the federal government or various states, or when such reforms will be adopted and implemented. Furthermore, to the extent that legislative or market driven healthcare reform initiatives result in an increase in capitated payment systems, demand for the Company's billing and collection services may decrease. No assurance can be given that any such reforms will not have a material adverse effect upon the Company's net revenues or earnings or upon demand for the Company's services. Additionally, certain reforms are occurring in the healthcare market which may continue regardless of whether comprehensive federal or state healthcare reform legislation is adopted and implemented. These market reforms include certain employer initiatives such as creating purchasing cooperatives and contracting for health care services for employees through managed care companies (including health maintenance organizations), and certain provider initiatives such as risk-sharing among healthcare providers and managed care companies through capitated contracts and integration among hospitals and physicians into comprehensive delivery systems. Consolidation of management and billing services by integrated delivery systems may result in a decrease in demand for the Company's billing and collection services for particular physician practices.

EXISTING GOVERNMENT REGULATION

    Substantially all of the Company's revenue is derived from fees which are based upon a percentage of its clients' net collections of healthcare receivables. Existing government regulation can adversely affect the Company's business through, among other things, its potential to reduce the amount of reimbursement received by the Company's clients for healthcare services. During the past decade, federal and state governments have implemented legislation designed to stimulate a reduction in the increase in healthcare costs and it is anticipated that such legislative initiatives will continue. Additionally, the requirements and procedures for Medicaid reimbursement, from which the Company anticipates it will derive a significant portion of its revenues, as implemented by state Medicaid program administrators, differ from state to state. The Company may also be subject to applicable federal and state billing and credit collection agency laws and regulations. Specifically, the laws and regulations pertaining to Medicare and Medicaid reimbursement impose substantial criminal and civil penalties for the submission of inaccurate or false claims for billing, for which the Company could be held liable. There can be no assurance that current or future government regulations or healthcare reform measures will not have a material adverse effect upon the Company's business.

DEPENDENCE UPON REIMBURSEMENT BY THIRD PARTY PAYORS

    The Company's net revenues are substantially dependent upon commercial insurance and government reimbursement programs, including Medicare and Medicaid, by which its clients are reimbursed. Both commercial insurers and governmental payors have undertaken cost containment measures designed to limit payments made to healthcare providers. There can be no assurance that continued cost containment efforts by commercial and government insurers will not have a material adverse effect on the Company. The federal government recently implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology. The implementation of RBRVS reduced reimbursement rates for procedures performed by the Company's clients. Policymakers have advocated that an RBRVS type of reimbursement system be imposed on private-sector third-party payors. Implementation of such a program would reduce reimbursements by private third-party payors, and would adversely affect the Company's net revenues and operating margins.

DEPENDENCE ON PERSONNEL

    The Company's success depends, to a significant extent, upon its limited number of personnel and consultants, particularly those engaged in contract acquisition and marketing functions. The loss of the services of the Company's Chairman, President and Chief Executive Officer or Chief Financial

Officer could have a material adverse effect on the business of the Company.
The Company has entered into an employment agreement with its President and Chief Executive Officer. The Company does not presently have key man insurance.

COMPETITION

    The industry in which the Company operates is highly competitive.
Principal competitors include small physician billing, collection and accounts receivable management service companies, large physician groups that provide their own reimbursement management functions, and regional and national companies that provide billing, collection and accounts receivable management services to Medical Service Providers, such as Medaphis Corporation, a public company. In addition, the Company competes with hospitals that offer billing, collection and accounts receivable management services to their affiliated physicians. To a lesser extent, the Company also competes with producers of turnkey physician reimbursement systems, which generally are purchased by physician practice groups that manage their own reimbursement functions and have the resources necessary to purchase, maintain and operate such systems.

NEED FOR ADDITIONAL FUNDS

    The Company anticipates that its existing capital resources including the net proceeds from the IPO, will be adequate to satisfy its capital requirements for at least the next twelve months. The Company's future capital requirements will depend on many factors, including cash flow from operations, continued progress in its acquisition program, competing market developments, and the Company's ability to market its services successfully. To the extent that the funds generated by the IPO are insufficient to fund the Company's activities, it will be necessary to raise additional funds through equity or debt financings. There can be no assurance that such financings will be available at all or, if so, on terms acceptable to the Company. Further, any equity financings could result in dilution to the Company's then existing stockholders. If adequate funds are not available, the Company would be required to curtail its activities significantly.

TECHNOLOGICAL OBSOLESCENCE

    The technology on which the Company's subcontractor relies is constantly undergoing development and change and, accordingly, it is likely that more advanced methods and equipment will continue to develop in the future. New technologies may be developed, or existing technologies refined, which could render the methods and equipment utilized by the Company's subcontractors technologically obsolete. Due to cost factors, competitive considerations or capital and other constraints, there can be no assurance that the Company's subcontractors will be able to acquire or have access to any new or improved methods and equipment that may be required in order to offer the most advanced services to the Company's clients.

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED FOR FUTURE ISSUANCE

    The Company has reserved 1,320,833 shares of Common Stock for issuance to key employees, officers, directors and consultants pursuant to stock options. In addition to such shares, the Chairman and principal stockholder of the Company and the President and Chief Executive Officer of the Company hold warrants to purchase an aggregate of 3,000,000 shares of Common Stock. Further, it is anticipated that the Company will also issue shares of Common Stock for acquisitions.
The Company also issued to the representative of the underwriters for the IPO (the "Representative"), in connection with the IPO, the Representative was granted warrants to purchase 200,000 shares of Common Stock. The existence of these warrants and any other options or warrants issued or to be issued by the Company could materially adversely affect the Company's ability to obtain equity financing in the future. Further, the holders of such warrants and options may exercise them at a time when the Company otherwise would be able to obtain additional equity capital from other sources on terms more favorable to the Company. See "DESCRIPTION OF SECURITIES."

NO ANTICIPATED DIVIDENDS

    The Company has not paid any cash dividends on its Common Stock since inception and intends to continue its policy of retaining any earnings to finance the development and expansion of its business. Accordingly, the Company does not expect to pay any dividends in the foreseeable future. Any future payment of dividends will depend upon the financial condition, capital requirements and earnings of the Company, as well as upon other factors that the Board of Directors of the Company may deem relevant.

ANTI-TAKEOVER PROVISIONS

    The Restated Articles of Incorporation and Bylaws, as amended, of the Company contain several provisions that may be deemed "anti-takeover" in nature, including the Board's ability to issue shares of Common Stock and Preferred Stock without further approval of stockholders (unless otherwise required by statute) and to consider a variety of factors in determining what action to take with respect to a takeover offer. In addition, the Restated Articles of Incorporation and Bylaws, as amended, do not provide for cumulative voting rights in the election of directors or preemptive rights to subscribe for additional shares of Common Stock on a pro rata basis, the absence of which could have an anti-takeover effect. See "DESCRIPTION OF SECURITIES."

POSSIBLE ISSUANCE OF PREFERRED STOCK

    The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No shares of Preferred Stock are currently outstanding and the Company has no present plans for the issuance thereof. The prior consent of the Representative is required for any issuance of Preferred Stock by the Company for a period of 36 months after the date of the IPO. The issuance of any Preferred Stock could affect the rights of the holders of Common Stock and reduce the value of the Common Stock and make it less likely that holders of Common Stock would receive a premium for the sale of their shares of Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be issued to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by present owners. See "DESCRIPTION OF SECURITIES -- Preferred Stock."

CONTROL OF THE COMPANY BY DIRECTORS AND OFFICERS

    The Company's directors and officers beneficially own 60.0% of the outstanding shares of Common Stock, excluding options and warrants to purchase shares of Common Stock. Since there are no cumulative voting rights provided for in the Company's Restated Articles of Incorporation, these persons are likely to be in a position effectively to control the election of the members of the Board of Directors and thus control most corporate actions, as well as any actions requiring the approval of stockholders, such as mergers and acquisitions.

SHARES ELIGIBLE FOR FUTURE SALE

    In addition to the shares offered hereby, as of the date of this Prospectus 361,547 of Common Stock outstanding are "restricted securities" within the meaning of Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"). The Company believes that it is likely that these holders of restricted securities will sell some or all of these shares as soon as they are permitted to do so. Ordinarily, under Rule 144, a person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker, an amount of shares equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. There can be no assurance that future sales of such shares and sales of shares purchased by holders of options and warrants will not have an adverse effect on the market price of the Common Stock. See "DESCRIPTION OF SECURITIES."

POSSIBLE VOLATILITY OF SHARE PRICE

    The Common Stock is traded on The Nasdaq National Market under the symbol "NMFS" and the Representative and other market makers have made a market in the Company's securities. The Representative and the other market makers are not required to make such a market and there can be no assurance that an active public trading market for such securities will be sustained. Accordingly, purchasers of the Common Stock may experience substantial difficulty selling such securities. If the Representative and the other market makers cease making a market, the market and market prices for such securities may be adversely affected and holders thereof may be unable to sell such securities.

                                   USE OF PROCEEDS

         The net proceeds from the sale of shares of Common Stock will be received by the Selling Stockholders or their pledgees, donees, transferees or other successors in interest. The Company will not receive any proceeds from any sale of shares of Common Stock by the Selling Stockholders.

                                 SELLING STOCKHOLDERS

         The shares of Common Stock covered hereby may be offered for sale from time to time by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest. All of the shares offered pursuant to this Prospectus are subject to a lock-up agreement, pursuant to which the Selling Stockholders have agreed that, without the prior written consent of the underwriter, they would not sell, offer to sell, contract to sell or otherwise dispose of or transfer any shares of Common Stock owned by such Selling Stockholder until August 3, 1997. The underwriter has consented to the filing of the registration statement of which this Prospectus forms a part and has orally consented to release the Selling Stockholders from such lock-up agreement with respect to 50% of the shares of Common Stock, or options or warrants to purchase shares of Common Stock, owned by such Selling Stockholders.

         The table below sets forth certain information regarding ownership of the Company's Common Stock by the Selling Stockholders as of the date hereof, the number of shares to be sold by them under this Prospectus and the percentage ownership before and after the offering.

                                                     Percentage of Total
Name of                    Number of Shares        ----------------------
Beneficial Owner              Offered       Before Offering   After Offering(1)
- -----------------           --------------  ---------------   ---------------

Douglas R. Colkitt, M.D.     3,670,833(2)         49.1%              0.0%

Alan H.L. Carr-Locke           750,000(3)         10.0               0.0

Robert W. Horner, Jr.           13,334(4)            *               0.0

Jude J. Spak                    13,000               *               0.0

Richard L. Flickenger           31,000               *               0.0

Donald Conover                  20,000               *               0.0

James Matthews                   7,500               *               0.0

William Lupinacci                5,000               *               0.0

GFL Advantage Fund Limited     600,000(5)          8.0%              0.0%

*   Less than 1.0%.

__________________________

(1) Assumes the sale by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest of all of the shares of Common Stock offered hereby. Excludes options and warrants to purchase shares of Common Stock.

(2) Excludes currently exercisable options to purchase 50,000 shares of Common Stock; excludes warrants to purchase 2,250,000 shares and options to purchase 25,000 shares. Dr. Colkitt has executed an exchangeable note (the "Note") in the principal amount of $3,000,000 bearing interest at the rate of 7% per annum to be repaid to GFL Advantage Fund Limited ("Advantage") on May 24, 1998. Interest on the Note may be paid in whole or in part, at the option of Dr. Colkitt, in shares of the Company's Common Stock owned by Dr. Colkitt. Dr. Colkitt has pledged 600,000 shares of the Company's Common Stock owned by Dr. Colkitt to Advantage to secure his obligations relating to the Note. Advantage has the right to exchange the unpaid principal amount of the Note for shares of the Company's Common Stock owned by Dr. Colkitt in amounts determined in accordance with a formula set forth in the Note. However, the Note provides that Advantage may not exchange the Note at any time to acquire a number of shares of Common Stock in excess of that number which would result in beneficial ownership of more than 4.9% of the Company's outstanding Common Stock at any time. If the Note were exchanged on August 30, 1996, Advantage would be entitled to acquire approximately 364,000 shares, or 4.9%, of the Common Stock of the Company outstanding as of such date.

(3) Excludes currently exercisable options to purchase 570,833 shares of Common Stock; excludes warrants to purchase 750,000 shares.

(4) Excludes currently exercisable options to purchase 10,000 shares of Common Stock.

(5) The amount shown is also included in the shares of Common Stock shown as beneficially owned by Dr. Colkitt. The shares of Common Stock which may be offered by Advantage may be acquired upon exchange of principal on the Note or in payment of interest on the Note or may be offered in connection with execution on the pledge of shares of Common Stock to Advantage. See Note
    (2) above.


RELATIONSHIP BETWEEN THE COMPANY AND THE SELLING STOCKHOLDERS

    Upon the sale of all of the shares of Common Stock covered by this Prospectus, Dr. Colkitt would not own any shares of Common Stock but would continue to have warrants to purchase 2,250,000 shares and options to purchase 25,000 shares. Dr. Colkitt would continue to be in a position to significantly effect the operations of the Company, including the election of the Company's Board of Directors. In addition, the Company has had and would continue to have certain business relationships with Dr. Colkitt and entities affiliated with Dr. Colkitt. In addition, certain of the Selling Stockholders are directors or officers of the Company.

                              DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted in the election of Directors can elect all of the Directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after payment of all debts and liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

    As of the date of this Prospectus, there are 7,478,214 shares of Common Stock outstanding held by approximately 1,200 stockholders of record.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by stockholders, to issue from time to time up to 1,000,000 shares of Preferred Stock, par value $.01 per share, in one or more series, and to fix the designations, preferences, powers, and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting, rights and terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company without any further action by the stockholders. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock. No shares of Preferred Stock have been issued and the Company has no present plan to issue any such shares, nor is management aware of any threatened transaction to obtain control of the Company.

CERTAIN MARKET INFORMATION

    The Company's Common Stock is listed on The Nasdaq National Market under the symbol "NMFS."


    There can be no assurance that a public trading market will be maintained. Although they have no legal obligation to do so, the Representative and other market makers have become market-makers and otherwise effect transactions in the Company's securities. The Representative and the other market makers, if they participates in the market, may be a dominating influence in any market for the Company's securities. The price and liquidity of the Company's securities may be significantly affected by the degree, if any, of the Representative's and the other market Maker's participation in the market. Such activities, may be discontinued at any time or from time to time.

"ANTI-TAKEOVER" PROVISIONS

    Although the Board of Directors is not presently aware of any takeover attempts, the Restated Articles of Incorporation and Bylaws, as amended, of the Company and Nevada law contain certain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions were adopted unanimously by the Board of Directors and approved by the stockholders.

    AUTHORIZED BUT UNISSUED SHARES: The authorized capital stock of the Company is 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. These shares of capital stock were authorized for the purpose of providing the Board of Directors of the Company with as much flexibility as possible to issue additional shares for proper corporate purposes, including equity financing, acquisitions, stock dividends, stock splits, employee stock option plans and other similar purposes which could include public offerings or private placements. Except for the Representative's Warrants, the Chairman's Warrants, and certain stock options the Company has no agreements, commitments, or plans at this time for the sale or issuance of the additional shares of Common Stock or of any Preferred Stock. However, shares of Preferred Stock could be issued quickly with terms calculated to delay or prevent a change in control of the Company without any further action by the stockholders. Under certain circumstances this could have the effect of decreasing the market price of the Common Stock. No shares of Preferred Stock have been issued and the Company has no present plan to issue any such shares, nor is management aware of any threatened transaction to obtain control of the Company. See "Preferred Stock."

    Stockholders of the Company do not have preemptive rights with respect to the purchase of these shares. Therefore, such issuance could result in a dilution of voting rights and book value per share of the Common Stock of the Company.

    NO CUMULATIVE VOTING: Neither the Company's Restated Articles of Incorporation nor its Bylaws, as amended, contain provisions for cumulative voting. Cumulative voting entitles each stockholder to as many votes as equal the number of shares owned by him multiplied by the number of directors to be elected. With cumulative voting, a stockholder may cast all these votes for one candidate or distribute them among any two or more candidates. Thus, cumulative voting for the election of directors allows a stockholder or group of stockholders who hold less than 50% of the outstanding shares voting to elect one or more members of a board of directors. Without cumulative voting for the election of directors, the vote of holders of a plurality of the shares voting is required to elect any member of a board of directors and would be sufficient to elect all the members of the board being elected. Accordingly, the Company's present stockholders would be able to elect all of the members of the Board of Directors. The Company's founders did not provide for cumulative voting in the Articles of Incorporation of the Company because of a belief that each director should represent and act in the interest of all stockholders and not any special group of stockholders.

    The Company's Restated Articles of Incorporation and Bylaws, as amended, also contain provisions providing for the limitation of liability of directors and for the indemnification of directors and officers to the fullest extent permitted under the Nevada General Corporation Law.

    CLASSIFIED BOARD OF DIRECTORS: The Company's Board of Directors is divided into two classes, with the members of each class serving for staggered two-year terms. Accordingly, it may be more difficult and take a longer amount of time for stockholders to remove the entire Board of Directors.

    AMENDMENT OF CERTIFICATE OF INCORPORATION: The Nevada General Corporation Law provides that the articles of incorporation of a Nevada corporation may be amended by the affirmative vote of a majority of the outstanding voting stock of such corporation, except as otherwise provided by such corporation's Articles of Incorporation.

    GENERAL EFFECT OF ANTI-TAKEOVER PROVISIONS: The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some stockholders might view to be in their best interests as the offer might include a premium over the market price of the Company's Common Stock at that time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some stockholders may want to make if dissatisfied with the conduct of the Company's business.

TRANSFER AGENT AND REGISTRAR

    The Company has appointed American Stock Transfer Company as the transfer agent and registrar for its Common Stock.

                                 PLAN OF DISTRIBUTION

         Any distribution of the shares of Common Stock by the Selling Stockholders, or by pledgee, donee, transferee or other successors in interest, may be effected from time to time in one or more of the following transactions:
(a) to underwriters who will acquire shares of Common Stock for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market, or on one or more exchanges on which the Common Stock is then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means.

         The Selling Stockholders and such underwriters, brokers, dealers or agents, upon effecting a sale of shares of Common Stock, may be considered "underwriters" as that term is defined by the Securities Act.

         Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

         At the time a particular offering of shares of Common Stock is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of shares of Common Stock being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares of Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock may not be sold unless the shares of Common Stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied.

         The Company has agreed that all costs, expenses and fees in connection with the registration of the shares of Common Stock will be borne by the Company. Commissions and discounts, if any, attributable to the sale of the shares of Common Stock will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

                                    LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania.


                                       EXPERTS

         The balance sheets as of December 31, 1994 and 1995 and the statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1995 and the period August 3, 1994 (date of inception) to December 31, 1994, included in the Company's annual report on Form 10-KSB and incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholder or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                  TABLE OF CONTENTS
                                                                   Page
                                                                   ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . .1
Incorporation of Certain Documents
  by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . .1
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . 11
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . 12
Description of Securities. . . . . . . . . . . . . . . . . . . . . 14
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . 17
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------







                              NATIONAL MEDICAL FINANCIAL
                                 SERVICES CORPORATION


                                   4,520,667 Shares

                                     Common Stock








                                 P R O S P E C T U S





                                  __________________





                                  September __, 1996

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


     ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby.

     SEC Registration Fee....................................... $15,650.86
     Accountants' Fees and Expenses..............................  2,000.00
     Legal Fees and Expenses.....................................  5,000.00
     Printing and Miscellaneous .................................  2,349.14

                                                                 ----------
                   Total                                         $25,000.00


     ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The By-laws, as amended, of the Registrant provide for indemnification of Directors and officers of the Registrant in accordance with the indemnification provisions of the Nevada General Corporation Law. The Nevada statute permits indemnification of directors and employees of a corporation under certain conditions and subject to certain limitations.

          The Registrant's Restated Articles of Incorporation provide that, subject to certain limitations, no Director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such Director as a director.

     ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER                        DESCRIPTION
- -------                       -----------

5.1            Opinion of Ballard Spahr Andrews & Ingersoll
23.1           Consent of Coopers & Lybrand LLP*
23.2           Consent of Ballard Spahr Andrews & Ingersoll (included in
               Exhibit 5.1)

*Previously filed.

     ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are
not so forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Newton, Massachusetts, on the 6th day of September, 1996.


                              NATIONAL MEDICAL FINANCIAL SERVICES
                                CORPORATION


                              By:/s/ Alan H.L. Carr-Locke
                                 --------------------------------------
                                 Alan H.L. Carr-Locke, President and
                                 Chief Executive Officer


                                      SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.


      Signatures                           Title                      Date
      ----------                           -----                      ----

/s/ Douglas R. Colkitt, M.D.     Chairman                      September 6, 1996
- ----------------------------
Douglas R. Colkitt, M.D.

/s/ Alan H.L. Carr-Locke         President, Chief Executive    September 6, 1996
- ----------------------------     Officer and Director (Principal
Alan H.L. Carr-Locke             Executive Officer)


/s/ Robert W. Horner, Jr.        Chief Financial Officer,      September 6, 1996
- ----------------------------     Treasurer
Robert W. Horner, Jr.            and Secretary (Principal
                                 Financial and Accounting
                                 Officer)

/s/ Jude J. Spak                 Director                      September 6, 1996
- ----------------------------
Jude J. Spak

/s/ Richard L. Flickinger        Director                      September 6, 1996
- ----------------------------
Richard L. Flickinger

/s/ Robert M. Colkitt            Director                      September 6, 1996
- ----------------------------
Robert M. Colkitt

                                    EXHIBIT INDEX



EXHIBIT
NUMBER                               DESCRIPTION                      PAGE
- --------------------------------------------------------------------------------

5.1                 Opinion of Ballard Spahr
                    Andrews & Ingersoll

23.1                Consent of Coopers &
                    Lybrand LLP*

23.2                Consent of Ballard Spahr
                    Andrews & Ingersoll (included in Exhibit 5.1)

*Previously filed.